Exhibit 99.1

NightDragon Acquisition Corp. Adds Industry Veteran Barbara Massa to Board of Directors

Massa brings decades of experience leading talent and business operations at some of the largest companies in the cybersecurity, safety, security and privacy industry

SAN FRANCISCO (February 9, 2022) – NightDragon Acquisition Corp. (Nasdaq: NDACU) today announced that esteemed industry executive Barbara Massa has joined its Board of Directors, increasing the board’s overall diversity and bringing decades of experience leading talent efforts in high-growth organizations.

“Barbara is a powerful addition to the NightDragon Acquisition Corp. team. Having worked with her for many years, I know the incredible value she can bring to our organization through her extensive experience in scaling companies and teams,” said Dave DeWalt, Chairman at NightDragon Acquisition Corp. “Additionally, I am proud to continue NightDragon’s commitment to diversity by adding a powerful woman leader to our board.”

Massa has more than 25 years of experience driving innovation, workforce strategy and organizational effectiveness at some of the world’s most impactful cybersecurity, safety, security and privacy organizations. She has a proven ability to lead people and organizational readiness activities for a diverse range of businesses, from startups through initial public offerings and major public companies.

“I believe strongly in the mission of NightDragon Acquisition Corp. to help drive scale and innovation focused on the cybersecurity, safety, security and privacy (CSSP) sector. I am honored to join the team and bring my experience and expertise to bear through the Board of Directors,” said Barbara Massa, newly named director of NightDragon Acquisition Corp.

Massa currently also serves as Executive Vice President and Chief of Business Operations at Mandiant. Prior to that, she held multiple senior talent leadership roles, including Executive Vice President, Global Human Resources, Real Estate & Facilities at FireEye, where she helped scale the company from around 400 employees to approximately 2,800 employees, and Vice President of Global Talent & Diversity at McAfee.

The appointment of Massa expands NDAC’s Board of Directors to four members, three of which, including Barbara Massa, are independent. The Board also includes Dave DeWalt, Mark Garrett and Ken Gonzalez.